UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 14, 2011

Date of Report (Date of earliest event reported)

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9001 Spectrum Center Boulevard

San Diego, California 92123

(Address of Principal Executive Offices) (Zip Code)

(858) 836-5000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of President - Europe. On December 14, 2011, Stein Jacobsen announced his decision to resign from his position as President - Europe, effective as of March 31, 2012. Mr. Jacobsen will remain an employee until March 31, 2012, and will receive his regular salary through his final employment date. He will be eligible for a bonus based pro rata on his service period during fiscal year 2012, subject to company performance against metrics previously established for his position under our annual bonus program.

Under a pre-existing employment agreement between Mr. Jacobsen and his former employer, which was adopted by us after we acquired his former employer, Mr. Jacobsen is entitled to 12 months’ salary (2,350,000 Norwegian kroner) in the event of his resignation, and will be subject to certain non-competition obligations for one year after his resignation.

Mr. Jacobsen has also agreed to provide us with certain consulting services from April 1, 2012 through December 31, 2012, in connection with the transition of commercial operations, sales, and customer relationships. The sole compensation he will receive in connection with that consulting arrangement is the continued vesting of certain outstanding stock options granted to him October 1, 2008 and November 11, 2008. The remainder of his unvested and outstanding equity awards will be cancelled as of his final employment date.

SIGNATURES

We have authorized the person whose signature appears below to sign this report on behalf, in accordance with the Securities Exchange Act of 1934.

Date: December 15, 2011	RESMED INC.

	By:	/s/ David Pendarvis
	Name:	David Pendarvis
	Its:	Chief Administrative Officer, Global General Counsel and Secretary